COLUMBIA FUNDS SERIES TRUST

Item 77I/77Q1(d) - TERMS OF NEW OR AMENDED SECURITIES:

On May 27, 2016, a Form Type 485(b), Accession No. 0001193125-16-606194, an amendment to the registration statement of Columbia Funds Series Trust, was filed with the SEC. This amendment registered the new class of shares of the Fund listed below, effective June 1, 2016, and describes the characteristics of the new class of shares:

Fund	New Share Class
Columbia Global Strategic Equity Fund	Class Y